EXHIBIT 16

                            FELDMAN SHERB & CO., P.C.
805 Third Avenue New York, NY 10022        Voice: 212-593-3100 Fax: 212-355-3631


Securities and Exchange Commission
Washington, D.C. 20549

November 6, 2001

Ladies and Gentlemen:

We were previously principal accountants for Vidkid Distribution, Inc., now known as iBX Group, Inc. (the "Company") and under the date of April 4, 2001, we reported on the consolidated financial statements of Vidkid Distribution, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On November 5, 2001, we were informed by Company management that our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated November 5, 2001, and we agree with such statements except that:

         o our report on the financial statements of the Company for the past fiscal year did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, other than the uncertainty related to the Company's ability to continue as a going concern through December 31, 2001.

         Further, we are not in a position to agree or disagree with the Company's following statements:

         o That on November 5, 2001, the Company made a decision to dismiss Feldman Sherb & Co., P.C. as its independent accountants;

         o That the decision to dismiss Feldman Sherb & Co., P.C. was approved by the board of directors;

         o That the Company engaged Salberg & Company, P.A. as independent accountants for the Company's fiscal year ending December 31, 2001;

         o That during the two most recent fiscal years the Company has not consulted with Salberg & Company, P.A. with respect to (a) the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or (b) on any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,

/s/ Feldman Sherb & Co., P.C.
Feldman Sherb & Co., P.C.

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